Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)

Endwave Corp.
(Name of Issuer)

Common
(Title of Class of Securities)

29264A206
(CUSIP Number)

September 24, 2009
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No.  29264A206			13G		Page 2 of 5 Pages

1)  NAME OF REPORTING PERSON.
      Pate Capital Partners, LP

2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)
     (b)

3)  SEC USE ONLY

4)  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5)  SOLE VOTING POWER
       100,000

6)  SHARED VOTING POWER
        0

7)  SOLE DISPOSITIVE POWER
       100,000

8)  SHARED DISPOSITIVE POWER
       0

9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       100,000

10)  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         N/A

11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.04

12)  TYPE OF REPORTING PERSON
         PN


CUSIP No.  29264A206			13G		Page 3 of 5 Pages

Item 1.

  (a) Name of Issuer
        Endwave Corp.

  (b) Address of Issuer's Principal Executive Offices
        130 Baytech Drive, San Jose, CA  95134

Item 2.

  (a) Name of Person Filing
        Pate Capital Partners, LP

  (b) Address of Principal Business Office
        555 Montgomery St, Ste 603, San Francisco, CA 94111

  (c) Citizenship
        USA

  (d) Title of Class of Securities
         Common

   (e) CUSIP Number
         29264A206

Item 3. If this statement is filed pursuant to ss240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

  (a) Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).
  (b) Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
  (c) Insurance company as defined in section 3(a)(19) of the Act
      (15 U.S.C. 78c).
  (d) Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
  (e) An investment adviser in accordance with s240.13d-1(b)(1)(ii)(E);
  (f) An employee benefit plan or endowment fund in accordance with s240.13d-1
       (b)(1)(ii)(F);
  (g) A parent holding company or control person in accordance with s240.13d-1
       (b)(1)(ii)(G);
  (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
  (i) A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
  (j) Group, in accordance with s240.13d-1(b)(1)(ii)(J).


CUSIP No.  29264A206			13G		Page 4 of 5 Pages

Item 4.  Ownership

  (a) Amount Beneficially owned:  100,000

  (b) Percent of class:  1.04


  (c) Number of shares as to which the person has:
        (i)   Sole power to vote or to direct the vote: 100,000
        (ii)  Shared power to vote or to direct the vote: 0
        (iii) Sole power to dispose or to direct the disposition of: 100,000
        (iv)  Shared power to dispose or to direct the disposition of: 0

Item 5.  Ownership of Five Percent or Less of a Class [X]


Item 6.  Ownership of More than Five Percent on Behalf of Another Person
               N/A

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
             Security Being Reported on By the Parent Holding Company
               N/A

Item 8.  Identification and Classification of Members of the Group
               N/A

Item 9.  Notice of Dissolution of Group
               N/A


CUSIP No.  29264A206			13G		Page 5 of 5 Pages

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Signature:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date:  October 19, 2009

By:    Bruce A. Pate
       General Partner